Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Superior Energy Services, Inc.:
We consent to incorporation by reference in Registration Statements No. 333-35286 and No. 333-123442 on Form S-3, No. 333-136686 on Form S-4, and No. 333-12175, No. 333-43421, No. 333-33758, No. 333-60860, No. 333-101211, No. 333-116078, No. 333-125316 and 333-1368809 on Form S-8 of Superior Energy Services, Inc. of our report dated September 20, 2006 with respect to the statements of revenues and direct operating expenses of Certain Oil and Natural Gas Properties Acquired From Noble Energy, Inc. by Coldren Resources, LP (a joint venture between Superior Energy Services, Inc. and Coldren Oil and Gas Company) for the years ended December 31, 2005 and 2004 which report appears in the September 20, 2006 report on Form 8-K/A of Superior Energy Services, Inc.
/s/ KPMG LLP
New Orleans, Louisiana
September 20, 2006

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